As filed with the Securities and Exchange Commission on November 16, 2023

Registration No. 333-190134

Registration No. 333-211162

Registration No. 333-223552

Registration No. 333-239505

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-190134

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-211162

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-223552

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-239505

UNDER

THE SECURITIES ACT OF 1933

Histogen Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-3183915
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Address Not Applicable1

(Address of principal executive offices, including zip code)

Histogen Inc. 2007 Stock Plan

Histogen Inc. 2017 Stock Plan

Histogen Inc. 2020 Incentive Award Plan

Conatus Pharmaceuticals Inc. 2013 Incentive Award Plan

Non-Qualified Inducement Stock Option Grant Notice and Stock Option Agreement

Conatus Pharmaceuticals Inc. 2006 Equity Incentive Award Plan

Conatus Pharmaceuticals Inc. 2013 Employee Stock Purchase Plan

(Full title of the plans)

Susan A. Knudson

Chief Executive Officer, President, Chief Financial Officer and Secretary

Histogen Inc.

c/o Corporation Service Company

251 Little Falls Drive

Wilmington, New Castle County, Delaware 19808

(858) 526-3100

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Larry Nishnick

DLA Piper LLP (US)

4365 Executive Drive

Suite 1100

San Diego, CA 92121

(858) 677-1400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

[1]

Histogen Inc. (the “Company”) terminated its lease agreement for its headquarters and laboratory. Accordingly, the Company does not maintain a headquarters. For purposes of compliance with applicable requirements of the Securities Act of 1933, as amended, and Securities Exchange Act of 1934, as amended, any stockholder communication required to be sent to the Company’s principal executive offices may be directed to the Company’s agent for service of process at Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, or to the email address set forth in the Company’s proxy materials and/or identified on the Company’s investor relations website.

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”), previously filed by Histogen Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (File No. 333-190134), originally filed with the SEC on July 25, 2013, pertaining to the registration of 3,020,545 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), under the Conatus Pharmaceuticals Inc. 2013 Incentive Award Plan (the “2013 Plan”) and Conatus Pharmaceuticals Inc. 2006 Equity Incentive Award Plan (the “2016 Plan”), 549,411 shares of Common Stock under the 2016 Plan and 450,000 shares of Common Stock under the Conatus Pharmaceuticals Inc. 2013 Employee Stock Purchase Plan (the “ESPP”).

•

Registration Statement on Form S-8 (File No. 333-211162), originally filed with the SEC on May 5, 2016, pertaining to the registration of an additional 2,000,000 shares of Common Stock under the 2013 Plan.

•

Registration Statement on Form S-8 (File No. 333-223552), originally filed with the SEC on March 9, 2018, pertaining to the registration of an additional 2,000,000 shares of Common Stock under the 2013 Plan and 525,000 shares of Common Stock pursuant to the Non-Qualified Inducement Stock Option Grant Notice and Stock Option Agreement, dated August 31, 2017.

•

Registration Statement on Form S-8 (File No. 333-239505), originally filed with the SEC on June 26, 2020, pertaining to the registration of 6,000,000 shares of Common Stock under the Histogen Inc. 2007 Stock Plan (the “2007 Plan”), Histogen Inc. 2017 Stock Plan (the “2017 Plan”) and Histogen Inc. 2020 Incentive Award Plan, 660,624 shares of Common Stock under the 2017 Plan, and 598,348 shares of Common Stock under the 2007 Plan.

On September 18, 2023, the Company’s board of directors approved a Plan of Dissolution (the “Plan of Dissolution”) which, subject to the approval by the Company’s stockholders at the special meeting to be held on December 5, 2023, authorizes the Company to liquidate and dissolve the Company in accordance with the Plan of Dissolution.

In connection with the Plan of Dissolution, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 16, 2023.

HISTOGEN INC.

By:	/s/ Susan A. Knudson
Susan M. Knudson Chief Executive Officer, President, Chief Financial Officer and Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements.